    FCPT Announces Agreement to Acquire Up to 14 Darden Restaurant Properties for $85 Million Mill Valley, Calif. —(BUSINESS WIRE)— Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), is pleased to announce the signing of a definitive agreement to acquire up to 14 Darden restaurant properties (13 Cheddar’s Scratch Kitchen properties and 1 Olive Garden property) for a purchase price of up to $85.0 million on initial cash rent of up to approximately $5.35 million. The transaction is expected to close in in the third quarter of 2023, subject to due diligence and customary closing conditions. The properties are located in strong retail corridors with high traffic counts and attractive demographics. The geography is spread across Tennessee (7), Indiana (3), Kentucky (3), and Ohio (1). Each property is subject to an individual triple net lease with a Darden corporate guaranty and annual rent increases of 1.5%. The portfolio has a weighted average term of 13 years remaining. Bill Lenehan, CEO of FCPT stated: “This transaction represents an opportunity for FCPT to build out our portfolio at scale with the acquisition of very high-quality real estate subject to strong long-term triple net leases. Darden is an investment grade tenant with whom we are very familiar, and Cheddar’s as a brand will add to our ongoing retail brand diversification efforts. This portfolio reflects our commitment to sourcing opportunities that match our high-quality underwriting thresholds.” About FCPT FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.  Cautionary Note Regarding Forward-Looking Statements This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding the anticipated consequences and benefits of the transaction and other future events and their potential effects on FCPT, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10- K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission. Four Corners Property Trust: Bill Lenehan, 415-965-8031 CEO Gerry Morgan, 415-965-8032 CFO